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                                                                Exhibit 10.32


                              MANAGEMENT AGREEMENT

                              DATED APRIL 6, 1987

                                    BETWEEN

                         RED LION INNS OPERATING L.P.,
                         a Delaware limited partnership

                                      AND

                            RL ACQUISITION COMPANY,
                        a California limited partnership

                              MANAGEMENT AGREEMENT
                              DATED APRIL 6, 1987
                                    BETWEEN
                         RED LION INNS OPERATING L.P.,
                         a Delaware limited partnership
                                      AND
                            RL ACQUISITION COMPANY,
                        a California limited partnership
                               TABLE OF CONTENTS

SECTION
PAGE

RECITALS...................................................................  1

DEFINITIONS................................................................  1

ARTICLE I       - REPRESENTATIONS AND WARRANTIES...........................  5
                1.1  Representations and Warranties of Manager.............  5
                1.2  Representations and Warranties of Owner...............  6

ARTICLE II      - GENERAL MANAGEMENT AND OPERATION.........................  6
                2.1  General Management Services...........................  6
                2.2  Operating Plan and Budget.............................  7
                2.3  Maintenance, Repairs and Capital Improvements.........  8
                2.4  Books and Records, Financial Statements and
                     Internal Audits....................................... 10
                2.5  Personnel............................................. 11
                2.6  Special Projects...................................... 12
                2.7  Communications........................................ 12
                2.8  Sales and Reservations................................ 14
                2.9  Manager's Computer Software........................... 14
                2.10 Manager's Charge Card................................. 15
                2.11 Hotel Retail Space.................................... 15
                2.12 Affiliated Companies.................................. 16
                2.13 Costs and Expenses.................................... 16

ARTICLE III     - MANAGEMENT FEES AND REIMBURSABLE EXPENSES................ 17
                3.1 Definitions of Gross Revenue, Gross Operating Profit, Adjusted Gross Operating Profit and Cash Flow
                     Available for Incentive Fee........................... 17
                3.2  Management Fees....................................... 21
                3.3  Place of Payment...................................... 22

                                      (i)
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SECTION                                                         PAGE

                3.4   Owner's Obligation to Provide Funds
                      to Pay Fees and Expenses; Financing
                      Program.............................       22
                3.5   Hotel Bank Accounts.................       22
                3.6   Withdrawals from Hotel Bank
                      Accounts............................       23
                3.7   Remittances to Owner................       23

ARTICLE IV     -- TERM AND TERMINATION....................       23
                4.1   Term of Agreement...................       23
                4.2   Events of Termination...............       23
                4.3   Replacement of Red Lion Properties,
                      Inc., as General Partner............       25
                4.4   Actions to be Taken on Termination..       25

ARTICLE V      -- INSURANCE...............................       26
                5.1   Insurance by Manger.................       26
                5.2   Parties Insured, Amount of
                      Coverage, Etc. .....................       27
                5.3   Evidence of Insurance, Etc. ........       28
                5.4   Reports by Manager..................       28
                5.5   Review of Limits....................       29
                5.6   Limitation on Scope of Services.....       29

ARTICLE VI     -- SUBORDINATION; MORTGAGES................       29
                6.1   Authorization to Mortgage Hotels....       29
                6.2   Subordination.......................       30
                6.3   Rights of Mortgages.................       30
                6.4   Estoppel Certificates...............       31

ARTICLE VII    -- DESTRUCTION.............................       32
                7.1   Owner to Restore After Insured
                      Casualty............................       32
                7.2   Termination After Substantial
                      Insured Casualty....................       32
                7.3   Uninsured Casualty - Owner's Option
                      to Terminate or Restore.............       33
                7.4   Commencement and Completion of
                      Casualty Restoration................       33
                7.5   Proceeds of Business Interruption
                      Insurance...........................       33

ARTICLE VIII   -- CONDEMNATION............................       34
                8.1   Permanent Taking....................       34
                8.2   Taking for Temporary Use............       34

                                      (ii)
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SECTION                                                         PAGE

ARTICLE IX     -- ASSIGNMENTS, ETC. ......................       36
                9.1   By Manager..........................       36
                9.2   By Owner............................       37
                9.3   Sale of Hotels......................       37

ARTICLE X      -- MISCELLANEOUS...........................       39
                10.1  Complimentary/Discount Policies.....       39
                10.2  Manager Identification, Names of
                      Hotels..............................       39
                10.3  Compliance with Law.................       40
                10.4  Governing Law.......................       40
                10.5  No Waiver of Breach.................       40
                10.6  Notices.............................       40
                10.7  Successors and Assigns..............       41
                10.8  Indemnification.....................       41
                10.9  Limitation on Pledging Owner's
                      Credit..............................       41
                10.10 Entire Agreement....................       42
                10.11 Counterparts........................       42
                10.12 Captions, Etc. .....................       42
                10.13 No Partnership or Joint Venture.....       42
                10.14 Amendment...........................       42
                10.15 Limited Recourse....................       42
                10.16 Memorandum of Agreement.............       42


                                     (iii)
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                              MANAGEMENT AGREEMENT

        This Management Agreement ("Agreement") is entered into this 6th day of April, 1987, by and between RED LION INNS OPERATING L.P., a Delaware limited partnership ("Owner"), and RL ACQUISITION COMPANY, a California limited partnership ("Manager") (hereinafter sometimes individually referred to as the "Party" and collectively referred to as the "Parties").

                                    RECITALS

        A. Owner plans to acquire from Manager all of Manager's interest in the hotels described in Exhibit A, attached hereto and incorporated herein by this reference (the "Hotels").

        B. Owner desires to have Manager manage and operate the Hotels and Manager is willing to perform such services on the terms and conditions set forth herein.

                                   AGREEMENTS

        NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

                                  DEFINITIONS

        When used in this Agreement, the following terms shall have the following meanings:

        Acquisition Date shall have the meaning set forth in Section 4.1.

        Adjusted Gross Operating Profit shall have the meaning set forth in
Section 3.1(d).

        Applicable Operating Year shall have the meaning set forth in Section 2.2(a).

        Approved Mortgage shall mean the Mortgage and any other lien or encumbrance approved by Manager pursuant to Section 6.1.

        Approved Mortgagee shall mean the lender making the loan secured by any Approved Mortgage.

        Base Fee shall mean the fee calculated as provided in Section 3.2(a).
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        Capital Improvement shall mean those items (other than routine repairs and maintenance) constructed or installed as part of a Hotel (including Furniture, Fixtures and Equipment) the cost of which for accounting purposes may not be expensed but must be capitalized according to generally accepted accounting principles in effect as of the date hereof. All Capital Improvements shall be owned by Owner.

        Capital Improvement Plan shall mean the budget for Capital Improvements (plus additions and replacements of Furniture, Furnishings and Equipment) for a Hotel as provided in Section 2.3(c).

        Cash Flow Available for Debt Service shall have the meaning set forth in Section 3.1(e).

        Cash flow Available for Incentive Fee shall have the meaning set forth in Section 3.1(f).

        Casualty Restoration shall have the meaning set forth in Section 7.1.

        Closing Costs shall mean the total cost to Owner, including all closing costs, of: (i) purchasing the Hotels, (ii) obtaining and consummating the loan secured by the Mortgage, and (iii) entering into this Agreement.

        Current Priority Amount during any month shall mean an amount equal to the sum of (i) the actual interest plus amortization of principal (excluding "balloon" payments, if any) due and payable by the Owner during such month on
(A) the loan secured by the Mortgage or (B) after the repayment of the loan secured by the Mortgage, the scheduled monthly debt service on the loan secured by the Mortgage during the last year of the original term thereof, (ii) interest payable on the Working Capital Line, (iii) an amount equal to $27,083.33 for Owner's administrative expenses for such month for the first thirty-six full months of the term hereof and thereafter Owner's actual administrative expenses for such month incurred for accounting and legal services and other similar expenses, not to exceed three-eighths percent (0.375%) of Gross Revenues per annum if a Manager Affiliate is not the general partner of Owner, and (iv) the Priority Return.

        If Manager's right to manage a Hotel pursuant to this Agreement is terminated by reason of a Disposition of one or more Hotels (the "Excluded Hotels"), the amounts described in clauses (i) and (iv) above shall each be reduced by the product of (x) such amounts existing immediately before such Disposition and (y) a fraction, the numerator of which is the Adjusted Gross Operating Profit for the immediately preceding

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three calendar years (or such lesser period for which results of operation of the Hotels hereunder are available) for the Excluded Hotels and the denominator of which is the Adjusted Gross Operating Profit of all of the Hotels managed under this Agreement immediately before such Disposition for such period.

        DISPOSITION shall mean a Taking of a Hotel, an election by Owner not to restore a Hotel following a casualty, a sale of a Hotel or any other event which results in a Hotel no longer being managed by Manager pursuant to this Agreement.

        FURNITURE, FIXTURE and EQUIPMENT shall mean the furniture, furnishings, fixtures and equipment installed and used in a Hotel, including without limitation all necessary furniture and furnishings for guest rooms, public areas and non-public areas (such as kitchen, laundry and cleaning facilities, rooms for the use of employees, storage areas, front desk and administrative offices), floor and window coverings, decorative light fixtures and equipment, but excluding, however, a Hotel's major mechanical and electrical equipment and systems (for example, the elevators). All Furniture, Fixtures and Equipment shall be owned by Owner.

        GROSS OPERATING PROFIT shall have the meaning set forth in Section
3.1(c).

        GROSS REVENUE shall have the meaning set forth in Section 3.1(a).

        HOTEL shall have the meaning set forth in Recital A.

        HOTEL PERSONNEL shall have the meaning set forth in Section 2.5(a).

        HOTEL RETAIL SPACE shall mean any space in the Hotels other than rooms and associated space, convention facilities, restaurants and food and beverage service facilities.

        INCENTIVE FEE shall mean the fee calculated as provided in Section
3.2(b).

        INVENTORIES shall mean the inventories of food, beverage and other goods for operation of a Hotel, as defined in the Uniform System. All Inventories shall be owned by Owner.

        MANAGER AFFILIATES shall mean any corporation, partnership, joint venture or other entity in which manager and any Manager Affiliates have a majority ownership interest.


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        MORTGAGE shall mean the mortgage, deed of trust, security agreement or other encumbrance placed by Owner on the Hotels in connection with Owner's acquisition of the Hotels.

        MORTGAGEE shall mean the holder of the secured obligations under the Mortgage.

        NOTICE OF DEFAULT shall have the meaning set forth in Section 4.2(a).

        NOTICE OF TERMINATION shall mean the notice described in Section 4.2 or any other notice provided herein whereby a Party may terminate this Agreement.

        OPERATING PLAN AND BUDGET shall mean a budget prepared under Section
2.2.

        OPERATING PROFIT TARGET shall be as set forth on Schedule I attached hereto and incorporated herein by this reference. Upon the Disposition of a Hotel or Hotels, the Operating Profit Target shall be adjusted as follows: the Operating Profit Target existing immediately before such Disposition of a Hotel or Hotels shall be reduced by an amount equal to the product of (x) the Operating Profit Target existing immediately before such Disposition and (y) a fraction, the numerator of which is the Adjusted Gross Operating Profit for the immediately preceding three calendar years (or such lesser period for which results of operation of the Hotels hereunder are available) for the Hotel or Hotels subject to the Disposition and the denominator of which is the Adjusted Gross Operating Profit of the Hotels managed under this Agreement immediately before such sale for such period.

        OPERATING SUPPLIES shall mean all consumable or expendable items for operation of a Hotel, including without limitation, supplies for laundry, housekeeping, food and beverage service, engineering and accounting uses, together with paper supplies and miscellaneous general supply items, as defined in the Uniform System. All Operating Supplies shall be owned by Owner.

        OPERATING YEAR shall mean each calendar year or portion thereof during the term of this Agreement.

        PARTIES shall mean, collectively, Owner and Manager.

        PARTY shall mean, individually, Owner or Manager.



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        Priority Return shall mean one-twelfth of the product of (A) the number of Units issued on or about the Acquisition Date multiplied by (B) the following amounts divided by .9801:

        12 Month Period After
        Effective Date Hereof                Amount
        --------------------                 ------

        1st full through 12th                $2.00
        13th through 24th                     2.05
        25th through 36th                     2.10
        37th through 48th                     2.15
        49th and thereafter                   2.20

        Red Lion Hotels shall mean the hotels managed by Manager or a Manager Affiliate.

        Taking shall mean a taking of either a fee or an easement as a result of condemnation or eminent domain, or a conveyance by Owner in lieu thereof, of or upon all or part of a Hotel.

        Uniform System shall mean the "Uniform System of Accounts" as adopted by the American Hotel and Motel Association, with such exceptions as may be required by the provisions of this Agreement (including, without limitation, the definitions of Gross Revenue, Gross Operating Profit, Adjusted Gross Operating Profit, and Operating Expenses).

        Units shall mean the ownership interests held by limited partners in Red Lion Inns, L. P., a Delaware limited partnership, the sole limited partner in Owner.

        Working Capital shall mean capital requirements for operating expenses of the Hotels for the day-to-day requirements of the Hotels as contemplated in this Agreement. All Working Capital shall be owned by Owner.

        Working Capital Line shall mean a bank line of credit obtained by Owner for the purpose of enabling Owner to meet any funding requirements imposed on it pursuant to this Agreement.


                                   ARTICLE I

                         REPRESENTATIONS AND WARRANTIES

        1.1 Representations and Warranties of Manager. Manager represents and warrants to Owner as follows:

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                a.      Manager is a limited partnership duly organized and
        validly existing under the laws of the State of California.

                b. Manager has full power, authority and legal right to perform and observe the provisions of this Agreement.

                c. This Agreement constitutes a valid and binding obligation of Manager enforceable in accordance with its terms, and does not constitute a breach of or default under any other agreement to which Manager is a party or by which any of its assets are bound or affected.

        1.2 Representations and Warranties of Owner. Owner represents and warrants to Manager as follows:

                a. Owner is a partnership duly organized and validly existing under the laws of the State of Delaware.

                b. Owner has full power, authority and legal right to perform and observe the provisions of this Agreement.

                c. This Agreement constitutes a valid and binding obligation of Owner enforceable in accordance with its terms, and does not constitute a breach of or default under any other agreement to which Owner is a party or by which any of its assets are bound or affected.


                                   ARTICLE II

                        GENERAL MANAGEMENT AND OPERATION

        2.1 General Management Services. Subject to the provisions of this Agreement, from and after the commencement of the term of this Agreement as provided for in Section 4.1, Manager shall, on behalf of Owner, manage the Hotels in a faithful and efficient manner, consistent with the standards prevailing in and with the same degree of care as other Red Lion Hotels. In furtherance thereof, Manager shall:

                a. provided Owner has supplied Manager with complete copies and all amendments of any Approved Mortgage and any ground leases existing as of the date hereof, do everything reasonably within its power to manage the Hotels in all material respects in accordance with the terms and conditions of any Approved Mortgage, any such ground leases and any material contracts entered into on behalf of Owner after the date hereof,

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if, as a result thereof, Manager is not required to assume responsibilities in addition to or different than those provided for herein;

        b. subject to the terms of this Agreement, implement Manager's standard administrative, accounting, budgeting, computer systems, marketing, personnel and operational policies and practices relating to or affecting the operation of Red Lion Hotels.

        c.  at Owner's cost and expense:

            (i) arrange for the Hotels to be furnished with water, electricity, gas, power, telephone, vermin extermination, trash removal, equipment maintenance, security and such other services as are necessary for the proper operation and maintenance of the Hotels as contemplated by this Agreement; provided, however, that without Owner's approval, which approval shall not be unreasonably withheld, Manager shall not cause any Hotel to enter into any agreement for any such services which is not incurred in the ordinary course of operating the Hotel;

            (ii) to the extent that it is within Manager's power to do so, obtain and keep in full force and effect all permits, licenses (including, without limitation, liquor licenses, restaurant licenses and business licenses) and authorizations required in connection with the conduct of the business of each Hotel; and

            (iii) make purchases of all Furniture, Fixtures and Equipment, all Operating Supplies and Inventories and such services and other merchandise as are necessary for the proper operation and maintenance of each of the Hotels as contemplated by this Agreement.

        d. review the operation and maintenance of the Hotels from time to time in accordance with Manager's established management practices and policies.

     2.2 Operating Plan and Budget. In accordance with Manager's standard planning and budgeting processes Manager shall, on or about thirty (30) days before the end of each Operating Year, prepare and deliver to Owner an operating plan and budget for the next ensuing Operating Year ("Operating Plan and Budget") setting forth in reasonable detail an estimate of the revenue and expenses of each of the Hotels for the next ensuing Operating Year ("Applicable

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Operating Year"). In the preparation of each Operating Plan and Budget, Manager shall take into account the operations and outlook for the advance bookings, the competition, anticipated changes in the Hotel's expenses (including, without limitation, pending union negotiations, anticipated increases in property taxes, utility costs and insurance premiums) and anticipated changes in general economic conditions. It is understood, however, that the Operating Plan and Budget is an estimate only and that the actual results of operations for any given Operating year will be determined by the actual sales, revenues, costs and expenses of the Hotels during such Operating Year.

    2.3  Maintenance, Repairs and Capital Improvements.

         a. The Hotels shall be managed as a member of the Red Lion Hotels. The Hotels (including but not limited to the Hotel buildings, adjacent grounds, Furniture, Fixtures and Equipment, Operating Supplies and Inventories) will be maintained, repaired and improved in order to continue operation of the Hotels at a standard which will permit the Hotels to serve effectively as a member of the Red Lion Hotels and not be a detriment thereto by reason of any deficient condition thereof. In furtherance thereof, Manager shall, at Owner's cost and expense, cause the Hotels (including but not limited to the Hotels buildings, adjacent grounds, Furniture, Fixtures and Equipment, Operating Supplies and Inventories) to be maintained in good operating condition and repair, and shall, subject to the provisions of this Section 2.3, replace all such items of Furniture, Fixtures and Equipment and Operating Supplies and Inventories as Manager shall, from time to time, deem advisable, including but not limited to those which may be deemed to constitute Capital Improvements.

        b. Manager shall reserve funds equal to the following percentages of Gross Revenue each corresponding twelve month period during the term hereof (the "FFE Reserve") and deposit such funds in an interest bearing account to pay the cost of additions to and replacements of Furniture, Fixtures and
Equipment:

        Twelve Month Period             Percentage of Gross Revenue
        -------------------             ---------------------------

        1st full through 12th                      1.0%
        13th through 24th                          2.5%
        Thereafter                                 3.0%

All proceeds from the sale of Furniture, Fixtures and Equipment that are replaced by Manager shall be added to


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the FFE Reserve and all interest that is earned on funds in the FFE Reserve shall be added to the FFE Reserve. All funds in the FFE Reserve shall be owned by Owner. Manager may waive the actual reserving of amounts to be added to the FFE Reserve on an annual basis. Notwithstanding any such waiver (i) all fees payable hereunder shall be calculated as if amounts to be added to the FFE Reserve were in fact reserved and (ii) Manager shall be entitled to budget and expend, and Owner shall be liable for the payment of, such amounts as if they had been reserved.

        c. Manager shall prepare an annual Capital Improvement Plan for all Capital Improvements (including additions to and replacements of Furniture, Fixtures and Equipment) to be made in each of the Hotels during the Applicable Operating Year which shall be provided to Owner in accordance with the schedule provided for in Section 2.2. If such Capital Improvement Plan provides for the expenditure of funds in addition to all amounts in the FFE Reserve and all amounts to be added to the FFE Reserve on a current basis, such Capital Improvement Plan shall be subject to Owner's approval or disapproval within thirty (30) days after delivery of the Capital Improvement Plan to Owner. If Owner disapproves such Capital Improvement Plan, Manager shall nonetheless have, and is hereby granted, the right and authority to make any expenditures set forth of the disapproved Capital Improvement Plan and to pay the cost thereof from (1) the FFE Reserve and (2) amounts to be added to the FFE Reserve on a current basis.

        d. All Capital Improvements undertaken by Manager shall be subject to the following:

                (i) all permits, licenses and authorizations required to be procured in connection with any Capital Improvement shall be procured, or caused to be procured, by Manager as the same are required;

                (ii) any Capital Improvement shall be made in a good and workmanlike manner and in compliance with all applicable laws and insurance requirements; and

                (iii) the cost of any Capital Improvement shall be promptly paid, or caused to be paid, by Manager from the FFE Reserve or with Owner supplied funds, if applicable.


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
        2.4 Books and Records, Financial Statements and Internal Audits.

                a. In accordance with Manager's standard procedures as from time-to-time in effect, Manager shall cause books of account and other records relating to or reflecting the results of the operation of the Hotels to be kept on an accrual basis in accordance with the Uniform System of Accounts for Hotels. Except for the books and records which may be kept in Manager's home office or other suitable location pursuant to the adoption of a central billing system or other centralized service, all such books of account and other records with respect to each Hotel shall at all times during the term of this Agreement be kept at each such Hotel and shall, together with any centrally maintained books and records, be available to Owner, at all reasonable times, for examination, audit, inspection and copying. Original records of sales (guest checks, folios, etc.) shall be maintained for a reasonable period of time consistent with Manager's normal policy or as prescribed by law.

                b. During each Operating Year, Manager shall cause to be prepared and delivered to Owner on or before the thirtieth (30th) day of the following month a reasonably detailed monthly operating report and financial statements for each Hotel and on a consolidated basis, including a profit and loss and cash flow statement, reflecting the results of operations by department, together with a supplemental schedule of revenues and expenses and a balance sheet showing cash position and results of operations for the preceding calendar month and cumulative for the Operating Year to date. The consolidated statements shall include a computation of Gross Revenue, Gross Operating Profit, Base Fee and Incentive Fee for such month and Operating Year to date. Such reports and statements shall be prepared on an accrual basis in accordance with the Uniform System of Accounts for Hotels consistently applied and shall be in a format similar to the operating reports and financial statements which are prepared for other Red Lion Hotels.

                c. Assuming all required information in Owner's possession is made available to Manager on a timely basis, then no later than sixty
        (60) days immediately following each Operating Year, Manager shall cause to be prepared and delivered to Owner, as an operating expense of the Hotels, reasonably detailed unaudited financial statements for the preceding Operating Year ("Financial Statements"), which shall consist of a balance sheet, statement of earnings and retained earnings, statement of changes in financial position, and computation of Gross Revenue, Gross Operating Profit, the Base Fee and the Incentive Fee for such Operating Year.

                d. Manager shall perform internal audits of each Hotel consistent with Manager's standard audit policy, as an operating expense of the hotels. Such audit shall be conducted by Manager's personnel. Manager acknowledges that Owner may also elect to conduct internal audits of one or more Hotels from time to time at Owner's expense and Manager shall cooperate with Owner in connection therewith.

                e. Manager shall promptly deliver to Owner copies of any documents relating to lawsuits and claims or notices received from the holder of the Mortgage, and, to the extent they would appear to have a material adverse effect on any of the Hotels or their operations, claims or notices received from any governmental agency or any insurance carrier.

        2.5 Personnel.

                a. Manager shall select a general manager and the department heads for each Hotel, and they, or such person or persons to whom they may delegate such authority, shall select all personnel which any of them determine to be necessary for the operation of each Hotel (collectively "Hotel Personnel").

                b. All decisions with regard to the terms of employment, including but not limited to compensation, bonuses, fringe benefits, discharge and replacement of all Hotel Personnel, whether made directly by Manager or through the general manager, department heads or any of their designees, shall be at the sole discretion of Manager.

                c. All Hotel Personnel shall be employed at Owner's cost and expense, but all such personnel shall be employees of Manager and not employees of Owner.

                d. Manager shall provide all supervisory services of its corporate non-Hotel Personnel employees necessary to enable Manager to perform its obligations under this Agreement.

                e. Manager shall administer all necessary employee benefit programs, maintain all necessary records, file all reports, and pay all taxes with respect to the Hotel Personnel; provided that the direct costs of


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
        administration incurred under this Section 2.5(e) shall be operating expenses of each Hotel and Manager shall be reimbursed for such payment in accordance with Section 2.13.

        2.6 Special Projects. With Owner's approval, Manager may undertake special projects, including but not limited to work undertaken with respect to Capital Improvements and any other matters which (i) are not included within the scope of the general management services as contemplated in this Article II and (ii) if not provided or caused to be provided by Manager would involve Owner's engagement of a third party to perform such services (for example, special sales or marketing programs, special market reviews, assistance in opening new food and beverage preparation facilities, and special projects performed by Manager's legal, taxation, data processing, insurance, and engineering personnel). Manager agrees that any such services shall be on terms and conditions no less favorable to Owner than the terms on which such services are provided by Manager to other Red Lion Hotels. Owner shall reimburse Manager for the services of personnel assigned to such special projects at a daily per diem rate equal to 2.5 times the total costs of employment to Manager for such personnel.

        2.7 Communications and Marketing.

                a. Manager shall provide the Hotels with such advertising, public relations and promotional services as are judged by it to be reasonably necessary and appropriate in order to promote the name and facilities of the Hotels and to maintain their identity as Red Lion Hotels. Such services shall include but not be limited to assistance in:

                        (i) developing and implementing the Hotels'
                communications plan following Manager's guidelines which include planning, publicity and internal communications and organizing and bugeting the Hotels' advertising and public relations programs;

                        (ii) selecting and providing guidance as required for
                the public relations personnel;

                        (iii) preparing and disseminating news releases for
                trade and consumer publications;

                        (iv) selecting an advertising agency; and

                        (v) maintaining a coporate communications program,
                including Manager's corporate identity program and its national advertising programs,


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
              coordinating the Hotels' communications program with Manager's corporate communications program, and including the Hotels in Manager's corporate identity and national advertising programs, as appropriate.

              b. The following costs and expenses incurred under Section 2.7(a) shall be operating expenses of the Hotels and shall be in addition to the charges referred to in Section 2.13:

                   (i) those incurred in the implementation of the Hotels' communications plan including, without limitation, the Hotels' pro rata share of Manager's corporate communications program based on the ratio of the number of rooms in the Hotels to the total number of rooms in the Red Lion Hotels. Owner acknowledges that such basis may change during the term of this Agreement if Manager determines in its sole but good faith judgment that another basis of allocation may more fairly distribute the costs of such services, and Owner agrees to any such change provided it is applied to all other Red Lion Hotels situated in the United States and that the changes are not made on a basis which results in a discriminatory effect on the Hotels;

                   (ii) those incurred in the production, distribution and placement of other promotional materials relating to the Hotels, including but not limited to materials for the promotion of employee relations, generally paid for by other Red Lion Hotels when materials of a similar nature are provided to them; and

                   (iii) those incurred as a result of the attendance of Hotel Personnel at conventions, meetings, seminars, conferences and travel congresses. The above listed costs and expenses shall not include payroll costs and expenses associated with such activities which shall only be reimbursed to Manager under Section 3.4.

              c. Owner acknowledges that the Hotels' communications plan shall be in accordance with Manager's sales, advertising and public relations philosophies, and must adhere to Manager's corporate identity requirements.

        2.8     Sales and Reservations

              a. Manager shall secure bookings for the Hotels through the sales and reservation offices of Manager and its affiliates, and shall encourage the use of the Hotels by tourists, special groups, travel congresses, travel agencies, airlines and other recognized sources of hotel business. Manager shall develop a sales program including personal visits by the sales staff of Manager and telephone and direct mail contracts. Manager will represent the Hotels at appropriate conventions and travel congresses, and will list the Hotels in printings of general tariff bulletins.

              b. Manager shall process reservations for the Hotels through Manager's reservations system. Any charges payable in connection with the securing of reservations for the Hotels shall be an operating expense of the Hotels on the basis of the reservations obtained for the Hotels. Owner acknowledges that such basis may change during the term of this Agreement if Manager determines in its sole but good faith judgment that another basis of allocation may more fairly distribute the costs of such services, and Owner agrees to any such change provided it is applied to all other Red Lion Hotels situated in the United States and that the changes are not made on a basis which results in a discriminatory effect on the Hotels. Owner agrees to honor all reservations made by Manager in the ordinary course of business even though reservations extend or are for a period of time subsequent to the termination of this Agreement; provided, however, that Owner shall be entitled to instruct Manager not to make reservations for all or some portion of the time subsequent to the termination of this Agreement and Manager shall thereafter adhere to such instruction.

        2.9     Manager's Computer Software.

              a. Manager has developed confidential computer software programs ("Confidential Software") for use at various hotels managed by Manager. The Confidential Software is used in three of the Hotels currently and it is contemplated that this Confidential Software will be installed and utilized in the balance of the Hotels following the commencement hereof. Manager shall make additional or newly developed Confidential Software available to Owner for use at the Hotels using the Confidential Software for a user fee based on the cost of development of the Confidential Software programs which cost shall be allocated to the Hotels using the Confidential Software based on the ratio of the number of rooms in the Hotels using the Confidential Software to the total number of rooms in the Red Lion Hotels using the Confidential Software. Owner acknowledges that such basis may change during the term of this Agreement if Manager determines in its sole but good faith judgment that another basis of allocation may more fairly distribute the costs of such services, and Owner agrees to any such change provided it is applied to all other Red Lion Hotels situated in the United States and that the changes are not made on a basis which results in a discriminatory effect on the Hotels.

                b. Owner acknowledges Manager's proprietary interest in the Confidential Software and neither Owner nor Owner's employees shall at any time, directly or indirectly, disclose, disseminate, reproduce, appropriate or otherwise make a claim of interest concerning such Confidential Software. Owner shall not be permitted to use said Confidential Software at any location other than the Hotels and in the event this Agreement is terminated for any reason whatsoever, this paragraph shall survive said termination. Following termination of this Agreement, Owner and its successors in interest may continue to use at the Hotels all Confidential Software in use at the Hotels immediately prior thereto for a period not to exceed six (6) months during the transition to new management.

        2.10 MANAGER'S CHARGE CARD. Manager may, from time to time, at its sole discretion, implement a charge card system for the convenience of guest and for the promotion of the Red Lion Hotels. At any time when such a charge card system is in effect, Manager shall make such system available to the Hotels, and Owner hereby authorizes Manager to accept such charge card and all other charge or credit cards designated by Manager for all Hotel charges authorized in accordance with Manager's credit card billing policies, as amended from time to time. Manager shall retain the right, at any time and from time to time during the term of this Agreement, to discontinue utilization of its charge card system.

        2.11 HOTEL RETAIL SPACE. Manager shall either operate the Hotel Retail Space or negotiate and sign on behalf of Owner leases, licenses and concession agreements covering the Hotel Retail Space, and shall thereafter administer said leases, licenses and concession agreements on behalf of Owner. Any Hotel Retail Space may be leased to a Manager Affiliate provided that such lease is on terms and conditions no less favorable to Owner than those which would otherwise be available from third parties. Manager shall not lease any space in the Hotels, other than Hotel Retail space, without Owner's prior written consent.

        2.12 AFFILIATED COMPANIES. In providing the services required to be performed by it under this Agreement, Manager may from time to time use the services of Manager Affiliates; provided, however, that there shall be no changes in the compensation or reimbursements owing by Owner hereunder and Manager shall remain fully liable to Owner to fulfill the obligations hereunder. Subject to the immediately preceding sentence, if rather than arrange for a third party to provide goods or services for the Hotels, Manager shall contract with a Manager Affiliate for such goods or services, then any such contracts shall be on terms and conditions which are in the aggregate no less favorable than those which would otherwise be available from third parties for comparable quality.

        2.13 COSTS AND EXPENSES. Owner shall pay Manager for all costs and expenses incurred by Manager under the terms and provisions of this Article II, including, but not limited to the following:

                a. The salaries and wages, including costs of payroll taxes, bonuses, retirement plan contributions, fringe benefits, and related payroll items incurred with respect to the Hotel Personnel assigned to the Hotels on a full-time basis and the moving and related expenses (in accordance with Manager's standard policies, as amended from time to time by Manager) incurred in connection with relocating any salaried Hotel personnel assigned to the Hotels on a full-time basis. Hotel Personnel shall be deemed to be assigned to the hotels on a full-time basis even though they may have assumed supervisory responsibilities at other hotels managed by Manager or participate in other Manager related activities on a limited basis. In the event that Hotel Personnel are assigned to work on a day-to-day basis at the Hotels and another hotel managed by Manager in a shared employee program, then the payments under this Section 2.13(a) shall be equitably prorated among said hotels on the basis of the amount of time devoted to each hotel;

                b. The daily per diem rate for those personnel of Manager assigned to special projects for the Hotels as provided in Section 2.6;

                c. Travel and out-of-pocket expenses incurred directly in connection with the management of the Hotels by Manager's operations personnel, food and beverage division personnel, rooms division personnel, marketing division personnel, systems division personnel, financial services division personnel, design and construction division personnel, insurance division personnel, other executive staff personnel, and those personnel assigned to the special projects under Section 2.6, but only when a specific event or circumstance at a Hotel directly dictates the need for such attention, and excluding general supervision or oversight and corporate or central office administration or overhead; and

              d. Charges for the Hotels' pro rata cost of the standard and customary Manager group services accepted by other Red Lion Hotels, including but not limited to services provided by Manager's operations personnel, food and beverage division personnel, rooms division personnel, marketing division personnel, systems division personnel, financial services division personnel, design and construction division personnel, insurance division personnel and other executive staff personnel, attendance at Manager's annual management and other conferences, and operating handbooks, manuals and forms, but excluding general supervision or oversight and corporate or central office administration or overhead, which charges shall be allocated to the Hotels on the basis of the ratio of the number of rooms in the Hotels to the total number of rooms in the Red Lion Hotels. Owner acknowledges that such basis may change during the term of this Agreement if Manager determines in its sole but good faith judgment that another basis of allocation may more fairly distribute the costs of such services, and Owner agrees to any such change provided it is applied to all other Red Lion Hotels situated in the United States and that the changes are not made on a basis which results in a discriminatory effect on the Hotels.

                                  ARTICLE III

                 MANAGEMENT FEES AND DISTRIBUTION OF CASH FLOW

        3.1 Definitions of Gross Revenues, Gross Operating Profit, Adjusted Gross Operating Profit and Cash Flow Available for Incentive Fee.

              a. As used in this Agreement, the term "Gross Revenue" shall mean, in accordance with the Uniform System, all income and proceeds (whether in cash or on credit, and computed on an accrual basis) received by Owner or Manager for the use, occupancy or enjoyment of the Hotels, or any part thereof, or received by Owner or Manager for the sale of any goods, services or other items sold on or provided from the Hotels' premises in the ordinary course of the Hotels' operation, including without limitation: (a) all income and proceeds received from rental of rooms and commercial and other space within the Hotels including net parking revenue; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Hotels even though rendered outside of the Hotels; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Hotels (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (d) all awards for condemnation for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof); and (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in "Gross Revenue" if received in the ordinary course of the Hotels' operation (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof). Such term shall not include: (1) gross receipts received by lessees, licensees or concessionaires of the Hotels; (2) consideration received at the Hotels for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Manager; (3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the Hotels' operation; (4) federal, state and municipal excise, sales and use taxes collected directly from patrons or guests of the Hotels as part of or based on the sales receipts, room, admission, cabaret or equivalent taxes; (5) condemnation awards (except to the extent provided in clause (d) of this paragraph; (6) bad debt reserves, subject to adjustment; (7) gratuities collected by Hotel employees; (8) the proceeds of any financing; (9) other income or proceeds resulting other than from the use or occupancy of the Hotels, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Hotels' premises in the ordinary course of business; and (10) interest and income on any funds standing from time to time in the Hotels' agency or reserve accounts.

              b. As used in this Agreement, the term "Operating Expenses" shall mean all reasonable costs and expenses of maintaining, conducting and supervising the operation of the Hotels (which costs and expenses do not include (a) depreciation and amortization except as otherwise provided in this Agreement, any rent payable by Owner either in respect of the Hotels, the Furniture, Fixtures and Equipment, the Operating Supplies, or any part of the foregoing, except as otherwise provided in this

        Agreement, and the costs of any other things specified herein to be done or provided at Owner's or Manager's sole expense) incurred by Owner or by Manager directly or at Owner's or Manager's request pursuant to this Agreement or as otherwise specifically provided herein which are properly attributable to the period under consideration under Manager's system of accounting, including without limitation:

                        i. The cost of all food and beverage sold or consumed and of all Inventories and Operating Supplies placed in use. For purposes of this provision, Inventories and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the Hotels to the appropriate operating departments.

                        ii. Salaries and wages of Hotel personnel, including costs of payroll taxes and employee benefits (which benefits may include, without limitation, a pension plan, medical insurance, life insurance, travel accident insurance and an executive bonus program) and the costs of moving executive personnel, their families and their belongings to the area in which the Hotel is located at the commencement of their employment at the Hotel and all other expenses not otherwise specifically referred to in this section which are referred to as "Administrative and General Expenses" in the Uniform System. Except as herein otherwise expressly provided with respect to employees regularly employed at the Hotels, the salaries or wages of other employees or executives of Manager shall in no event be Operating Expenses, but they shall be entitled to free room and board and the free use of all Hotel facilities at such times as they visit the Hotels exclusively in connection with the management of the Hotels.

                iii. The cost of all other goods and services obtained by Manager in connection with its operation of the Hotels, including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment and such other equipment as the parties hereto may agree upon in writing.

                iv. The cost of repairs to and maintenance of the Hotels.

                v. Insurance premiums for insurance related to Hotel employees and for insurance required to be maintained hereunder. Premiums on policies for more than one year will be prorated over the period of insurance and premiums under blanket policies will be allocated among properties covered.

                vi. All taxes, assessments and other charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Operator with respect to the operation of the Hotels, and water and sewer charges. Specifically excluded from this item are all taxes levied or imposed against the Hotels or their contents, such as real and personal property taxes.

                vii. Legal and accounting fees for services directly related to the operation of the Hotels.

                viii. The costs and expenses of technical consultants and specialized operational experts for specialized services in connection with nonrecurring work on operational, functional, decorating, design or construction problems and activities.

                ix. All expenses for advertising the Hotels and all expenses of sales promotion and public relation activities.

        c. As used in this Agreement, the term "Gross Operating Profit" shall mean the excess, if any, of Gross Revenue over Operating Expenses.

        d. As used in this Agreement, the term "Adjusted Gross Operating Profit" shall mean the excess, if any, of Gross Operating Profit over the Base Fee.

        e. As used in this Agreement, the term "Cash Flow Available for Debt Service" shall mean the Adjusted Gross Operating Profit from operations of the Hotels for the applicable Operating Year determined in accordance with the provisions of this Agreement less the sum of the following:

                (i) All taxes, including but not limited to ad valorem taxes on real property, and personal property taxes but excluding taxes based upon income of Owner;

                        (ii) Insurance premiums relating to fire, extended
                coverage and business interruption insurance policies;

                        (iii) Rentals under any leases of real property and
                rentals under any leases of personal property; and

                        (iv) Amounts added to the FFE Reserve.

        f. As used in this Agreement, the term "Cash Flow Available for Incentive Fee" shall mean the excess, if any, of Cash Flow Available for Debt Service over the Current Priority Amount.

        3.2 Management Fees. In addition to charges and reimbursements as provided for in Section 2.13, Manager shall retain out of Gross Revenues the following fees for the services to be provided by Manager pursuant to Article
II:

                a. An annual minimum management fee ("Base Fee") equal to three percent (3%) of annual Gross Revenue. The Base Fee for each Operating Year shall be paid monthly based upon the Gross Revenue for the Operating Year to date less the Base Fee paid to date.

                b. In addition to the annual Base Fee provided for in Section 3.2(a), an annual incentive management fee ("Incentive Fee") equal to the lesser of (A) fifteen percent (15%) of the Adjusted Gross Operating Profit up to the Operating Profit Target and twenty-five percent (25%) of the Adjusted Gross Operating Profits in excess of the Operating Profit Target or (B) subject to the accrual set forth in Section 3.2(c) below, the Cash Flow Available for Incentive Fee. The Incentive Fee (i) shall be paid on a cumulative basis for each Operating Year as set forth in the monthly operating statement, (ii) shall be payable only after payment of the Current Priority Amount on a cumulative basis for each Operating Year, and (iii) shall be promptly repaid by Manager if any monthly statement shows that Incentive Fee has been overpaid.

                c. If Cash Flow Available for Incentive Fee is, from time to time, insufficient to pay the entire Incentive Fee as calculated pursuant to Section 3.2(b)(A), then, to the extent of such deficiency, said Incentive Fee shall be accrued without interest up to a maximum accrual of $6,000,000. Such accrued Incentive Fee shall be paid by Owner to Manager from twenty-five

        (25%) of the Cash flow Available for Incentive Fee remaining after payment of the current Incentive Fee.

                d. Upon the sale or refinancing of one or more Hotels, up to the first $6,000,000 of net proceeds of such sale or refinancing after any amounts due under any loan secured by a lien or encumbrance on the Hotel or Hotels sold or refinanced are paid ("Net Proceeds") shall be applied to accrued Incentive Fees. After the first $6,000,000 of Net Proceeds have been so applied to accrued Incentive Fees, all remaining amounts shall be distributed to Owner.

        3.3 Place of Payment. All fees and payment of expenses payable to Manager under Article III shall be retained by Manager out of Gross Revenues or, with respect to payments of accrued Incentive Fee out of Net Proceeds, remitted to Manager by or on behalf of Owner as Manager shall designate in writing to Owner.

        3.4 Owner's Obligation to Provide Funds to Pay Fees and Expenses; Financing Program. If, at any time during the term of this Agreement, the funds available from the operation of the Hotels for the payment of all financial requirements of the Hotels, including any of the fees and the costs and expenses specified in Articles II or III (other than accrued Incentive Fee), shall be insufficient to pay the same as they become due and payable, Owner shall make deposits of sufficient funds into the Hotels' bank accounts established under Section 3.5 in order to make such payments. If Owner fails to make such deposits and there are fees earned and expenses outstanding for which Manager and/or Manager Affiliates have not been paid, said fees and expenses shall accrue interest at the annual rate of the lesser of Manager's actual cost of funds, as such cost of funds changes from time to time, plus one percent (1%) per annum computed on the first day of each month or the maximum annual interest rate allowable under applicable law.

        3.5 Hotel Bank Accounts. Manager shall select all banks with which each Hotel shall conduct its various banking affairs. All funds received in the operation of each Hotel shall be deposited into one or more special accounts bearing the name of such Hotel in a bank so selected having a branch reasonably convenient to such Hotel and having a capital and surplus of not less than Five Million Dollars ($5,000,000). Each Hotel's operating expenses shall be paid out of its special accounts or such other accounts as may be maintained for Owner, as well as Manager's fees, payroll expenses and other expenses to be paid to or reimbursed to Manager and Manager Affiliates for such Hotel in accordance with the terms and provisions of this

Agreement. Neither Manager nor Owner shall commingle any separate funds in such accounts.

        3.6. WITHDRAWALS FROM HOTEL BANK ACCOUNTS. Checks or other documents of withdrawal from the Hotel bank accounts established pursuant to Section 3.5 may be made for any purpose authorized under this Agreement and shall be signed by duly authorized representatives of Manager.

        3.7 REMITTANCES TO OWNER. Concurrently with delivery of the monthly statements required pursuant to Section 2.4(b), Manager shall remit to Owner all sums in the Hotels' bank accounts established pursuant to Section 3.5 in excess of the amounts required to maintain sufficient Working Capital for the Hotels for the next month. All such amounts shall be transferred to Owner's account maintained at the bank where the said account is maintained, or at such other place as Owner may from time to time designate.

                                   ARTICLE IV

                              TERM AND TERMINATION

        4.1 TERM OF AGREEMENT; OPTION TO EXTEND. The services to be provided by Manager under this Agreement shall commence on the date Owner acquires the Hotels (the "Acquisition Date") and shall terminate, unless sooner terminated as provided in this Agreement twenty-five (25) years from the Acquisition Date. Manager shall have the right to extend the term of this Agreement by not less than six (6) months' prior written notice to Owner during the then current term for up to ten (10) consecutive extended terms of five (5) years each.

        4.2 EVENTS OF TERMINATION. In addition to Articles VI, VII, VIII and IX pertaining to the termination of this Agreement with respect to one or more Hotels, if at any time during the term of this Agreement any of the following events ("Event of Termination") shall occur, then the nondefaulting Party may, at its option, terminate this Agreement by giving notice to the other party ("Notice of Termination") specifying a date, not earlier than thirty (30) days after the giving of such notice, when this Agreement shall terminate:

                a. if Manager or Owner shall breach any material representation, warranty or covenant contained in this Agreement, or shall default in the performance of any such obligation hereunder, and such breach or default shall not be cured within thirty (30) days following notice thereof ("Notice of Default"); provided, however, that an Event of Termination shall not exist with regard thereto if such breach or default is not attributable to a failure to pay any sums due under this Agreement and such Event is curable but it is not possible to cure such breach or default within said thirty (30) day period, so long as the defaulting party commences to cure such breach or default within said period and thereafter proceeds diligently and in good faith to complete the cure;

                b. if a court of competent jurisdiction has entered a final, non-appealable judgment finding Manager liable for actual fraud, gross negligence or willful and wanton misconduct in its dealings with Owner hereunder;

                c. if Manager or Owner shall apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets or make a general assignment for the benefit of its creditors, or file a voluntary petition in bankruptcy or a petition seeking reorganization, composition, arrangement with creditors, liquidation or similar relief under any present or future statute, law or regulation, or file any answer admitting the material allegations of a petition filed against it in any such preceding, or be adjudicated a bankrupt or insolvent, or take any action looking toward dissolution;

                d. if any final order, judgment or decree (that is, an order, judgment or decree affirmed on appeal to a court of last resort or after the expiration of any period to appeal) shall be entered without the application, approval or consent of Manager or Owner by any court of competent jurisdiction, approving a petition seeking reorganization, composition, arrangement with creditors. liquidation or similar relief under any present or future statute, law or regulation with respect to Manger or Owner, or appointing a receiver, trustee or liquidator of all or a substantial part of Manager's or Owner's assets and such order, judgment or decree shall continue unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive); or

                e. if a final judgment (that is, a judgment affirmed on appeal to a court of last resort or after the expiration of any period to appeal) not fully covered by insurance shall be rendered against Manager or Owner which, with other outstanding final judgments (defined as aforesaid) against such party not fully covered by insurance exceed an aggregate of One Hundred Thousand Dollars ($100,000.00), and such final judgment of judgments shall continue undischarged and unsettled for an aggregate of sixty (60) days (whether or not consecutive).

        4.3 REPLACEMENT OF GENERAL PARTNER OF OWNER. If Red Lion Properties, Inc., a Delaware corporation (the "General Partner") is removed or discharged as the sole general partner of Owner, Manager shall have the right, for a period of six (6) months from the effective date of such removal or discharge, at Manager's sole election, to terminate this Agreement upon thirty
(30) days written notice to Owner. For purposes of Section 4.4(a) there shall be no defaulting party, and the costs described therein shall be borne equally by Manager and Owner.

        4.4 ACTIONS TO BE TAKEN ON TERMINATION. Upon any termination of this Agreement pursuant to this Article IV, the following shall be applicable:

                a. The Financial Statements required pursuant to Section 2.4(c) shall be prepared as of the date of such termination, with all costs and expenses thereof to be borne by the defaulting Party.

                b. Within thirty (30) days after the delivery of the Financial Statements referred to in Section 4.4(a), Owner shall pay Manager all fees and other payments earned or due under the terms and provisions of this Agreement.

                c. Manager shall peacefully vacate and surrender the Hotels to Owner.

                d. Manager shall purchase from Owner, for a purchase price equal to fair market value, but not exceeding cost, all unbroken cases of Operating Supplies then on hand at the Hotels or ordered or purchased and which bear the identification of Manager. Notwithstanding the provisions of Section 10.2(b), Owner may continue to use in connection with the Hotels any and all items of Operating Supplies or other products or items then on hand bearing the identification of Manager which are not repurchased by Manager from Owner, but shall not reorder any such items.

                e.  Manager shall assign and transfer to Owner:

                    (i) all Owner's books and records respecting the Hotels in the custody and control of Manager, including but not limited to those provided for in Section 2.4; and

                    (ii) all Manager's right, title and interest in and to all liquor, restaurant and other licenses and permits, if any, used by Manager in the operation of the Hotels; provided, however, that if Manager has expended any of its own funds in the acquisition of such licenses or permits, Owner shall reimburse Manager therefore if Owner requests such assignment and transfer of such licenses and permits.

                f. Manager shall release and transfer to Owner any of Owner's funds held or controlled by Manager, including any funds in any Hotel bank accounts.

                                   ARTICLE V

                                   INSURANCE

        5.1     INSURANCE BY MANAGER.

                a. Subject to Section 5.1(b), Manager shall, at all times during the term of this Agreement and at Owner's cost and expense maintain insurance coverage on the Hotels and the business conducted therein substantially similar to that maintained for other Red Lion Hotels. Such insurance includes, as of the date hereof:

                    (i) comprehensive general liability insurance which has been endorsed to include premises operations, elevators, independent contractors, blanket contractual, products liability, personal injury (including contractual), broad form property damage, fire legal liability, host liquor liability (including the loss of means of support), liquor liability, innkeepers liability (including safety deposit box liability) and comprehensive automobile liability including all owned, hired, leased or substituted vehicles, and garagekeepers legal liability, against the claims for personal and bodily injury or death and property damage occurring upon, in or about the Hotels, or any adjoining streets and passageways thereof, or otherwise arising under this Agreement;

                    (ii) appropriate worker's compensation and employer's
                liability insurance as shall be required by and be in conformance with the laws of any state where a Hotel is located for both Owner's and Manager's employees at the Hotels;

                        (iii) insurance against "all risks" of loss or damage, including, to the extent available at reasonable cost, earthquake and flood, available under commercial property insurance policies with licensed insurance companies in amounts not less than the then current full insurable value of each Hotel building and its contents. As used herein, the term "full insurable value" shall mean the actual replacement cost of each Hotel building and its contents;


                        (iv) boiler and machinery insurance on boilers, pressure vessels and other machinery including power interruption coverage in amounts equal to or greater than the coverages maintained at other Red Lion Hotels or such other amounts as shall be agreed to by Manager and Owner; and

                        (v) business interruption insurance covering risk of loss due to an insured peril described in Sections 5.1(a)(iii) and 5.2(a)(iv) hereof, including any loss or damage to a Hotel structure, its contents, boiler, pressure vessels or machinery and any resulting damage thereby rendering such Hotel premises untenantable or the services to be provided by such Hotel unmarketable causing a loss of business.

                b. If the insurance referred to in Section 5.1(a) could be obtained by Owner at lesser premiums and otherwise on terms and conditions more advantageous to Owner, then Owner may, upon notice to Manager, obtain such insurance for its own account. Such notice must be received by Manager at least sixty (60) days prior to the Acquisition Date if it is to become effective on the Acquisition Date, or six (6) months prior to the effective date of said insurance following the Acquisition Date, as the case may be; provided, however, that Manager shall in all events, at Owner's cost and expense, maintain appropriate worker's compensation and employer's liability insurance for Manager's employees at the Hotels as described in Section 5.1(a)(ii) and provided, further, that if Owner elects to provide the coverage under Section 5.1(a)(ii) for Owner's employees (if any) at the Hotels, Manager shall nevertheless provide the said coverage for Manager's employees at the Hotels.

        5.2 Parties Insured, Amount of Coverage, Etc. All insurance policies provided for in Section 5.1 shall include:

                a. Manager and Owner as parties insured thereunder, as their interests may appear;

                b. except as otherwise expressly stated herein, such amount of coverage and deductibles as shall be in amounts established by Manager for all Red Lion Hotels or in such greater amounts as Owner shall require to protect Owner from material risk of being a co-insurer;

                c. where appropriate, mortgage endorsements in favor of Mortgage(s);

                d. where appropriate (including but not limited to the insurance provided for in Section 5.1(a)), the insurer's waiver of subrogation rights against Manager for all insurance policies procured by Owner and the insurer's waiver of subrogation rights against Owner for all insurance policies procured by Manager; and

                e. a requirement that the insurer provide at least ten (10) days' notice of cancellation or material change in the terms and provisions of the policies.

        5.3     EVIDENCE OF INSURANCE, ETC.

                a. Prior to the effective date of the applicable coverages the party obtaining the insurance coverages under Section 5.1 shall provide the other party with certified copies of policies for such insurance or certificates of insurance. Prior to the expiration date of all such policies, the party obtaining said insurance shall provide the other party with a binder, certified copies of renewal policies, or certificates of insurance. On the termination of this Agreement, there shall be an apportionment of any prepaid insurance premiums in respect of insurance policies obtained by Manager pursuant to Section 5.1(a).

                b. On request, each party shall furnish the other with a schedule of insurance obtained by them under Section 5.1, listing the policy numbers of the insurance obtained, the names of the companies issuing such policies, the names of the parties insured, the amounts and expiration date or dates of such policies and the risks covered thereby.

        5.4     REPORTS BY MANAGER.     Manager shall promptly:

                a. cause to be investigated all accidents and claims for damage relating to the operation and maintenance of any Hotel as they become known to Manager, and shall report to Owner any such incident which is material;

           b. cause to be investigated all damage to or destruction of any Hotel as it becomes known to Manager, and shall report to Owner any such incident which is material together with the estimated cost of repair thereof; and

           c. prepare any and all reports required by any insurance company as the result of an incident mentioned in Sections 5.5(a) and 5.5(b).

        5.5 Review of Limits. All insurance policy limits provided pursuant to this Article V shall be reviewed by the Parties each three (3) years following the Acquisition Date, or sooner if reasonably requested by either Party, to determine the suitability of such insurance limits in view of exposures reasonably anticipated over the following three (3) years; provided, however, that insurance policy limits may not be reduced to an amount lower than that in effect for all Red Lion Hotels except by mutual consent of the Parties.

        5.6 Limitation on Scope of Services. Owner acknowledges that in arranging for insurance coverages under this Article V nothing contained herein or therein shall be deemed to constitute a representation or warranty by Manager or any insurance broker utilized by Manager with regard to the nature or extent of the insurance coverages which should be considered by Owner for the ownership and operation of the Hotels, and Owner is to rely exclusively on its own insurance advisors with regard thereto.

                                   ARTICLE VI

                            SUBORDINATION; MORTGAGES

        6.1 Authorization to Mortgage Hotels. Owner shall have the right to grant the Mortgage on all of the assets which comprise the Hotels, and to assign to the Mortgage, as collateral security, of Owner's right, title and interest in and to this Agreement (collectively the "Collateral"). Owner shall have the right to grant to any subsequent lender lending funds to Owner, a lien or encumbrance on all or any part of the Collateral; provided, however that either (i) such loan is in a principal amount of the loan secured by the Mortgage less any amortization of such amount through the date of closing of such new loan, or (ii) such loan has been approved in writing by Manager, which consent shall not be unreasonably withheld provided that the loan-to-value ratio is no greater than the ratio for the loan secured by the Mortgage, the Cash Flow Available for Debt

Service for the most recent full Operating Year less the Incentive Fee (without any accrual or limitation based on Cash Flow Available for Incentive Fee) is at least equal to two hundred percent (200%) of the scheduled debt service on such new loan, the new loan has a term of at least five years, and the new loan is otherwise on ordinary and normal terms for the type of lender making such loan (any mortgage, deed of trust or other encumbrance securing a loan meeting the criteria set forth in (i) or (ii) above is herein referred to as an "Approved Mortgage"). If Owner has not delivered to Manager a commitment for the refinancing of the loan secured by the Mortgage or of any loan secured by an Approved Mortgage within 60 days of the scheduled maturity of such loan, Manager shall have the right, on behalf of Owner, to seek such a commitment and to place such a loan, on arms length terms with an institutional lender regularly making real property secured loans, in an amount equal to the then outstanding principal balance of the existing loan together with reasonable closing costs, including any commitment fee. Owner shall execute any and all documents reasonably requested by Manager in connection with such placement of a new loan. Any mortgage securing such a loan obtained by Manager on behalf of Owner shall be an Approved Mortgage. Manager shall have no obligation to place such a loan on behalf of Owner.

        6.2 Subordination. Manager agrees that this Agreement shall be subject and subordinate to any Approved Mortgage.

        6.3 Rights of Mortgagee. If Owner or any Approved Mortgagee shall have furnished to Manager the name and address of such Approved Mortgagee, then so long as any Hotel, or any part thereof or any interest therein, shall be subject to the Approved Mortgage, the following shall be applicable:

             a. Manager shall, simultaneously with the giving to Owner of any Notice of Default or Notice of Termination under this Agreement, send a copy of such Notice to such Approved Mortgagee in the manner provided in
        Section 10.6 for the giving of notices, and no Notice of Default or Notice of Termination given by Manager to owner shall be effective unless a copy of such Notice shall have been sent as herein provided.

             b. If, under Section 4.2, a default by Owner shall have occurred and be continuing so as to constitute an Event of Termination, Manager shall not be entitled to terminate this Agreement so long as no other default shall have occurred and be continuing (other than those which are being cured as provided for in this Agreement), if within thirty
        (30) days after Manager
        shall have given to Approved Mortgagee the Notice of Termination, such Approved Mortgagee shall cure such default respecting the payment of money, or for any other default, shall within such thirty (30) day period, commence and thereafter proceed with diligence and good faith to cure such other default.


                c. Upon reasonable advance notice from such Approved Mortgagee, Manager shall accord to it and its agents the right to enter upon any part of the Hotels at any reasonable time during the term of this Agreement for the purpose of examining, inspecting or making extracts from the books and records of the Hotels.

                d. If such Approved Mortgagee or any person or entity other than a person or entity who competes with Manager as described in
        Section 9.2(a) shall become the owner of any Hotel as a result of any foreclosure of a bona-fide conveyance in lieu of foreclosure, Manager shall have no right or power to terminate this Agreement, and shall recognize such Approved Mortgages or such other person or entity as Owner hereunder to the same extent as though it or they had been Owner hereunder as of the execution of this Agrement; provided, however, that such Approved Mortgage or such other person or entity shall agree in writing with Manager to be bound by the terms and provisions of this Agreement to the same extent as if such Approved Mortgagee or such other person or entity had been an original Party hereto. If a person or entity who competes with Manager as described in Section 9.2(a) shall become the owner of any Hotel as the result of any foreclosure or conveyance in lieu of foreclosure, then Manager's option to terminate as set forth in Section 9.2(a) shall become operative.

        6.4 ESTOPPEL CERTIFICATES. Manager agrees, at any time and from time to time, upon not less than fifteen (15) days prior written notice by Owner or an Approved Mortgagee, to execute, acknowledge and deliver to Owner or such Approved Mortgagee a statement in writing certifying that this Agreement has not been modified and is in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and specifying the modifications) and stating whether or not, to the best knowledge of Manager, there exists any default by Owner under this Agreement, including any Event of Termination, and if so, specifying each such default of which Manager may have knowledge. Upon similar notice, Manager shall be entitled to a similar certificate from Owner.

                                  ARTICLE VII

                                  DESTRUCTION

        7.1 OWNER TO RESTORE AFTER INSURED CASUALTY. Subject to Section 7.2, if all or any part of a Hotel shall be damaged or destroyed by a cause for which insurance coverage was required by this Agreement to be maintained by Owner, then Owner shall repair, restore, replace or rebuild such Hotel ("Casualty Restoration") to the extent insurance proceeds are made available to Owner for restoration as nearly as is reasonably possible to the value, condition and character of such Hotel immediately prior to the occurrence of such damage or destruction. Manager shall cooperate with Owner in obtaining all insurance proceeds payable on account of such damage or destruction so that the same shall be available to owner (subject to the terms of any Approved Mortgage) as the Casualty Restoration progresses.

        7.2     TERMINATION AFTER SUBSTANTIAL INSURED CASUALTY.

                a. If all or any part of a Hotel is damaged or destroyed to such an extent that the estimated cost of the Casualty Restoration exceeds fifty percent (50%) of the total replacement cost (without deduction for depreciation) of such Hotel then, if Owner reasonably concludes that on the basis of the factors existing at the time of such casualty it would be uneconomic to repair and restore the Hotel, Owner shall have the right to terminate this Agreement (other than the provisions of Section 9.3(a)) with respect to such Hotel by written notice to manager given within sixty (60) days of such casualty. If Owner elects to terminate this Agreement with respect to such Hotel, Owner shall pay to Manager a termination fee equal to five (5) times the total Base Fee and Incentive Fee (without any accrual or limitation based on Cash Flow Available for Incentive Fee) earned by Manager with respect to the Hotel as to which Owner has elected to terminate this Agreement for the most recent full Operating Year together with interest on such amount at the rate of interest payable on the Working Capital Line from the date of the casualty to the date of payment; provided, however, if Owner determines in its sole discretion that the value of the Hotel and all insurance proceeds payable with respect to such casualty will be less than the amount of the termination fee, Owner may deliver its duly executed, acknowledged and recordable deed to the Hotel together with all insurance proceeds paid to Owner in respect of such casualty (together with an assignment of any unpaid insurance proceeds with respect to such casualty) in full satisfaction of Owner's obligation to pay such termination fee to Manager. Notwithstanding such election by Owner to terminate this Agreement with respect to such Hotel, such Hotel shall remain subject to Manager's right of first refusal pursuant to Section 9.3(a) hereof.

                b. Owner must notify Manager within thirty (30) days of the occurrence of such damage or destruction if Owner elects to terminate this Agreement under this Section 7.2.

        7.3 Uninsured Casualty - Owner's Option to Terminate or Restore. If all or any part of a Hotel shall be damaged or destroyed by any cause for which insurance coverage was not required by this Agreement to be maintained by Owner, and the estimated cost of the Casualty Restoration exceeds thirty (30%) percent of the total replacement cost (without deduction for depreciation) of such Hotel then Owner may terminate this Agreement with respect to such Hotel if it elects to do so by written notice to Manager within thirty (30) days after the occurrence of such damage or destruction.

        7.4 Commencement and Completion of Casualty Restoration. Unless Owner shall be entitled to terminate this Agreement under Sections 7.2 or 7.3, Owner shall commence the Casualty Restoration promptly after the occurrence of such damage or destruction and shall complete the same with diligence. If such a right of termination does exist, then the obligation to commence the Casualty Restoration shall be delayed until the earlier of the giving of the applicable notice of termination (in which event the obligations shall not become operative) or the expiration of the applicable notice period (in which event the obligation to commence and complete as provided in this Section 7.4 shall become operative immediately).

        7.5 Proceeds of Business Interruption Insurance. The proceeds of any business interruption insurance shall be allocated between Owner and Manager, it being the intention of the parties that Manager share in such proceeds to the extent that they specifically represent fees or reimbursements otherwise payable by Owner to Manager under this Agreement.

                                  ARTICLE VIII

                                  CONDEMNATION

        8.1     PERMANENT TAKING.

                a. In the event of a Taking of an entire Hotel, this agreement shall terminate as of the date of Taking with respect to such Hotel.

                b. In the event of a Taking of less than the entire portion of a Hotel, if Manager or Owner reasonably determines that the remaining land and building or buildings, after necessary repairs, cannot economically and feasibly be operated as a hotel as contemplated in this Agreement, then either Owner or Manager may terminate this Agreement with respect to such Hotel.

                c. Upon any Taking of a Hotel, whether or not this Agreement is terminated with respect to such Hotel, Manager shall, if applicable law permits, undertake separate proceedings with respect to the determination of its loss resulting from the Taking. If such separate proceedings cannot be undertaken, Manager shall nonetheless be entitled to a fair and equitable share of the award or other proceeds of the Taking paid to Owner to the extent of Manager's loss; provided, however, that Owner shall receive the entire proceeds attributable to the Taking of all land, the Hotel, the Furniture, Fixtures and Equipment, Operating Supplies, Inventories and Capital Improvements.

                d. If this Agreement is not terminated with respect to a Hotel following a partial Taking under this Section 8.1, then this Agreement shall remain in full force and effect with respect to the remainder of the Hotel so taken, and Owner shall repair, restore, replace or rebuild the remainder of such Hotel to the extent condemnation proceeds are made available to owner for such repair, restoration, replacement or rebuilding as nearly as possible to its value, condition and character immediately prior to the Taking. Owner shall commence the work promptly after the date of the Taking and shall complete the same with diligence.

        8.2 Taking for Temporary Use. Subject to Section 8.2(b), in the event of a Taking of all or part of a Hotel for temporary use, this Agreement shall remain in full force and effect with respect to such Hotel, and the following shall be applicable:

                a. If the Taking is for a period not extending beyond the term of this Agreement, the awards or other proceeds on account of the Taking (including any interest included or paid with respect to such awards or proceeds) other than any portion of such awards or proceeds specifically identified as compensation for alterations or damages to such Hotel shall be included in Gross Revenue and Adjusted Gross Operating Profit for the Operating Year or Years in which received. When and if during the term of this Agreement, the period of temporary use shall terminate, Owner shall, to the extent condemnation proceeds are made available to Owner for restoration, repair and alterations, make all such restoration, repairs and alterations as shall be necessary to restore such Hotel to its condition prior to such Taking for temporary use and shall complete the same with diligence.

                b. If the Taking is for a period extending beyond the term of this Agreement, the awards or other proceeds on account of the Taking (including any interest included or paid with respect to such awards or proceeds) other than any portion of such awards or proceeds specifically identified as compensation for alterations or damages to such Hotel for the period of the Taking up to the stated expiration of the term of this Agreement shall be included in determining Gross Revenue and Adjusted Gross Operating Profit for the Operating Year of Years in which received, and the remainder of such awards or other proceeds (including interest as aforesaid) shall be paid to Owner.

                c. Notwithstanding the foregoing provisions of this Section 8.2, if during the last five (5) Operating Years of this Agreement as the term hereof may be extended by Manager there should be a temporary taking of all or a part of any Hotel which extends for a period of at least thirty-six (36) months, and Owner concludes in good faith that it would not be economically reasonable to operate such Hotel as contemplated in this Agreement following the temporary taking, then Owner may elect to terminate this Agreement with respect to such Hotel as of the Date of Taking by giving written notice to Manager within thirty (30) days thereof, in which event the provisions of Section 8.2(b) shall apply with regard to the proceeds.

                                   ARTICLE IX

                               ASSIGNMENTS, ETC.

        9.1     BY MANAGER.

                a. So long as no default attributable to Manager shall have occurred and be continuing, including an Event of Termination and subject to Section 9.1(b), Manager shall have the right, without Owner's consent, to assign, transfer or convey all of its right, title and interest under this Agreement:

                        (i)     to a Manager Affiliate;

                       (ii) to any successor or assignee of Manager which acquires all or substantially all of the business and assets of Manager as the result of any merger, consolidation or reorganization; or

                       (iii) to a person or entity which acquires all or substantially all of the business and assets of Manager;

provided, however, that in the event of (ii) or (iii) above or in the event of the sale of at least a majority interest in the Manager through one or more transactions, if the Management Agreement constitutes substantially all of the assets of the Manager at the time of such event, then such event shall be subject to the prior written consent of Owner, which consent shall not be unreasonably withheld.

                b. Any assignment, transfer or conveyance under Section 9.1(a) shall be subject to the following:

                       (i) the assignee must assume and agree to be bound by all of the terms and provisions of this Agreement; and

                       (ii) the delivery to Owner of an executed counterpart of the instrument of assignment and assumption of rights and obligations.

                c. In the event that Manager shall assign, transfer or convey its right, title and interest under this Agreement under Sections 9.1(a) and 9.1(b), then Manager shall not be liable for any obligations arising under this Agreement after the date of such assignment, transfer or conveyance.

                d. Except as provided in this Section 9.1, Manager shall not assign, transfer or convey all or any of its right, title and interest under this Agreement without Owner's approval.

9.2     BY OWNER.

                a. Subject to Manager's rights pursuant to Section 9.3, so long as no default attributable to Owner shall have occurred and be continuing, including an Event of Termination and subject to Section 9.2(b), Owner shall have the right, without Manager's approval, to assign, transfer or convey all or any part of its right, title and interest in any Hotel or any interest therein (which assignment must include this Agreement to the extent appropriate together with all assets of Owner related to the operation of such Hotel, including, without limitation, all of the issued and outstanding capital stock of any liquor license holding corporation).

                b. Any assignment, transfer or conveyance under Section 9.2(a) shall be subject to the following:

                        (i) the assignee must assume and agree to be bound by all of the terms and provisions of this Agreement;

                        (ii) the delivery to Manager of an executed counterpart of the instrument of assignment and assumption of rights and obligations; and

                        (iii) the assignee shall be United States national who is not involved or reputed to be involved in organized crime, who does not have a generally recognized reputation for unethical business dealings and is not a competitor of Manager and does not have any material ownership interest in a competitor of Manager.

                c. In the event that Owner shall assign, transfer or convey its right, title and interest in any Hotel and in this Agreement under Sections 9.2(a) and 9.2(b), then Owner shall not be liable for any obligation arising under this Agreement after the date of such assignment, transfer or conveyance.

9.3     SALE OF HOTELS.

                a. If at any time, or from time to time, during the term of this Agreement, Owner receives and is willing to accept a bona fide offer from a third party to purchase all or any portion of Owner's interest in one or more Hotels, or if Owner offers to sell all or any portion of its interest in one or more Hotels to any third party, in each case, other than an offer or sale incidental to the exercise of any remedy by an Approved Mortgagee and other than an offer or sale following Manager's delivery of a Notice of Termination with respect to the affected Hotel or Hotels (any such offer to or from a third party is herein called a Third Party Offer), Owner shall promptly transmit to Manager its written offer to sell its interest in the Hotel or Hotels described in the Third Party Offer to Manager upon the terms and conditions set forth in the Third Party Offer, together with a true copy of such offer, and shall give Manager thirty (30) days to accept such offer. If Manager accepts such offer by written notice to Owner within such time, Owner and manager shall duly perform their obligations under such agreement. If Manager fails to accept such offer in accordance with this paragraph, then Owner shall be free, within 180 days of Manager's failure to accept such offer, to sell its interest in the Hotel or Hotels described in the Third Party Offer to such third party upon the terms and conditions contained in such offer.

                b. Upon, and as a condition to, any sale, assignment, conveyance or other transfer of a Hotel or Hotels by Owner Manager and the new owner of the Hotel or Hotels shall enter into a new Management Agreement on all of the terms and conditions of this Agreement, except that (A) the Current Priority Amount shall be equal to the Current Priority Amount hereunder multiplied by a fraction, the numerator of which is the Adjusted Gross Operating Profit for the immediately preceding calendar year for the Hotel which has been sold and the denominator of which is the Adjusted Gross Operating Profit of all of the Hotels managed under this Agreement immediately before such sale for such period, and (B) the Operating Profit Target under the new agreement shall be equal to the Operating Profit Target existing under this Agreement immediately before the sale of the Hotel or Hotels to be managed under the new agreement multiplied by a fraction, the numerator of which is the Adjusted Gross Operating Profit for the immediately preceding calendar year of the Hotel or Hotels sold and the denominator of which is the Adjusted Gross Operating Profit of all of the Hotels managed under this Agreement immediately before such sale for such period.

                                   ARTICLE X

                                 MISCELLANEOUS


        10.1 COMPLIMENTARY/DISCOUNT POLICIES. Owner will accept Manager's complimentary and discount policies in effect from time to time at the Hotels so long as they conform to general industry practices. Manager will accept Owner's discount policies at the Hotels which are in effect on the date hereof.

        10.2    MANAGER IDENTIFICATION, NAMES OF HOTELS.

                a. The names of the Hotels are set forth in Exhibit __ attached hereto and incorporated herein by this reference. Owner acknowledges that such names are the property of Manager, that such names may not be changed without the approval of Manager and that such names, or any variants thereof, may not be used by Owner in connection with any premises other than the Hotels without the express prior written consent of Manager. Manager acknowledges that if any Hotel becomes known by any name(s) exclusive of any name incorporating the term "Red Lion", such name(s) would be the property of Owner. Upon the termination of this Agreement for any reason whatsoever, Owner shall have no right to use, and shall refrain from using, any name incorporating the term "Red Lion" and any other name or variant thereof employed in connection with the name(s) of any Hotel.

                b. Owner further acknowledges that the trade names "Maxis" and "Red Lion" or cognates or successors thereof, and Manager's logotype or cognates or successors thereof, are the property of Manager and that upon termination of this Agreement for any reason whatsoever, Owner and the Hotels shall discontinue using them in the conduct of their business to the extent they are using them; provided, however, that if this Agreement is terminated with respect to one or more Hotels by reason of Manager's default, Owner may continue using such tradenames and trademarks for a period of up to one hundred twenty (120) days following such termination to permit an orderly transition to new management of the Hotel or Hotels as to which this Agreement has been terminated. Subject to the foregoing, upon such termination, Owner agrees that it will not engage in a business or advertising practice which will lead the public or pe Hotels' customers to believe there is any relationship, affiliation or identity with Manager. Owner further agrees that during the term of this Agreement it will not identify as a "Red Lion" hotel any hotel which is not a Red Lion

        Hotel, as that group may exist from time to time, or identify the Hotels with any hotel organization other than Manager.

        10.3    COMPLIANCE WITH LAW.

                a. Manager shall make all reasonable efforts, in the name of and at the expense and with the cooperation of Owner, to comply with and abide by all laws, rules, regulations, requirements, orders, notices, determinations and ordinances of any federal, state or municipal authority applicable to the Hotels, including, without limiting the foregoing, the state and local liquor authorities, the Board of Fire Underwriters and the requirements of any insurance companies covering any of the risks against which the Hotels are insured. If the cost of compliance exceeds, or appears reasonably likely to exceed, Five Thousand Dollars ($5,000.00) per Hotel (subject to inflationary increases from time to time) in any instance and is not provided for in a current approved Operating Plan and Budget or Capital Improvement Plan, Manager shall promptly notify Owner.

                b. With respect to a violation of any such laws, rules, regulations, requirements, orders, notices, determinations or ordinances, Owner shall have the right to contest any of the foregoing and postpone compliance pending the determination of such contest, if so permitted by law and not detrimental to the operation of the Hotels.

        10.4 GOVERNING LAW. The Parties agree that all disputes relating to the performance and/or interpretation of any term or provision of this Agreement shall be governed by the laws of California.

        10.5 NO WAIVER OF BREACH. No failure by Manager or Owner to insist upon the strict performance of any covenant, agreement, term or provision of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or provision. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and provision of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

        10.6 NOTICES. All notices, requests, approvals, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and to be effective five
(5)
business days after being deposited in the United States mail as registered or certified matter, postage prepaid, return receipt requested, addressed as follows:

                a.  If to Manager:

                        RL Acquisition Company
                        4001 Main Street
                        Vancouver, Washington 98663
                        Attention: James Rech

                b.  If to Owner:

                        Red Lion Inns Operating, L.P.
                        4001 Main Street
                        Vancouver, Washington 98663
                        Attention: H. Raymond Bingham

or at such other address as the party to whom the notice is sent shall have been designated in accordance with the provisions of this Section 10.6.

        10.7 SUCCESSORS AND ASSIGNS. Subject to the provisions of Article IX, this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Parties hereto.

        10.8 INDEMNIFICATION. Owner shall protect, defend, indemnify and save harmless Manager and Manager Affiliates against and from all claims, damages, losses and expenses, including but not limited to attorneys' fees and costs, by reason of any suit, claim, demand, judgment or cause of action initiated by any person, arising or alleged to have arisen out of any act or mission of Manager in the performance of its obligations under this Agreement; provided, however, that Manager shall protect, defend, indemnify and save harmless
Owner against and from all claims, damages, losses and expenses, including but not limited to attorneys' fees and costs, arising out the gross negligence, willful misconduct or breach of this Agreement by Manager or Manager Affiliates.

        10.9  LIMITATION ON PLEDGING OWNER'S CREDIT.  Except as provided in
Section 6.1, Manager shall not borrow any money or execute any promissory note, bill of exchange or other obligation, mortgage or encumbrance in the name and on behalf of Owner or pledge the credit of Owner without Owner's approval except for purchases made in the ordinary course of business in the management of the Hotels within the scope of this Agreement. Manager hereby agrees to indemnify Owner against any claims, suits, liabilities, costs and expenses,


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including attorneys' fees, which may be asserted against or incurred by Owner by reason of any such unauthorized actions by Manager. To the extent Manager uses or pledges its credit in making purchases on behalf of Owner in the ordinary course of business in the management of the Hotels within the scope of this Agreement, Owner agrees to pay for such purchases to the extent funds from the Hotels' operations are insufficient, and agrees to indemnify Manager against any claims, suits, liabilities, costs and expenses, including, but not limited to attorneys' fees and costs which may be asserted against or incurred by Manager by reason of the failure of Owner to pay for such purchases.

        10.10 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof.

        10.11 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute but one and the same instrument.

        10.12 CAPTIONS, ETC. The Index and captions to the Articles and Sections of this Agreement are for convenience of reference only and in no way define, limit or describe the pe o intent of this Agreement or any part hereof, nor in any other way affect this Agreement or any part hereof.

        10.13 NO PARTNERSHIP OR JOINT VENTURE. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership, joint venture or similar relationship between the Parties.

        10.14 AMENDMENT. This Agreement may be amended, modified and/or supplemented only by written agreement of the parties hereto.

        10.15 LIMITED RECOURSE. Notwithstanding anything to the contrary contained herein or elsewhere, no general partner, limited partner, officer, director, stockholder, employee, agent, servant or other representative of Manger (each an "Individual") shall have any personal liability for the performance of any obligations, or in respect of any liability, of Manager under this Agreement, and no monetary or other judgment shall be sought or enforced against any such Individuals or their assets.

        10.16 MEMORANDUM OF AGREEMENT. At Manger's request, Owner shall execute, acknowledge and deliver to Manager, in recordable form, multiple original counterparts of a memorandum of this Agreement, which Manager is hereby authorized to record in the property records of each county


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in which a Hotel is located for the purpose of putting subsequent transferees or prospective transferees on notice concerning the existence of this Agreement.

        IN WITNESS WHEREOF, Owner and Manager have executed this Management Agreement on the day and year first above written.

        "Owner"                         RED LION INNS OPERATING L.P.,
                                          a Delaware limited partnership

                                        By Red Lion Properties, Inc.,
                                          a Delaware corporation,
                                          Its General Partner

                                          By /s/ H. Raymond Bingham
                                             --------------------------------
                                             H. Raymond Bingham
                                             Its Executive Vice President


        "Manager"                       RL ACQUISITION COMPANY,
                                          a California limited partnership

                                          By /s/ H. Raymond Bingham
                                             --------------------------------
                                             H. Raymond Bingham
                                             Its Attorney-In-Fact



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